Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ceragon Networks Ltd.:

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Share Option and RSU Plan of Ceragon Networks Ltd. of our reports dated March 8, 2021 with respect to the consolidated financial statements of Ceragon Networks Ltd., and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
September 29, 2021	A Member of EY Global